Exhibit 99.1

LQR House Inc. Announces Mr. Lijun Chen as Chairman and Dr. Jing Lu as New Board Member

MIAMI BEACH, FL / ACCESSWIRE / December 20, 2024 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:YHC), a niche ecommerce platform specializing in the spirits and beverage industry, is pleased to announce two key appointments to its Board of Directors. Mr. Lijun Chen has been named Chairman of the Board of Directors, and Dr. Jing Lu joins as a board member. These appointments mark a pivotal step in LQR House’s strategic growth, as both bring extensive leadership, innovation, and financial expertise to the Company.

Mr. Chen’s distinguished career spans international trade, real estate development, biotechnology, and e-commerce, making him a dynamic addition to LQR House’s leadership. He began his career at Shijiazhuang Changlu Trading Company, where he rose to General Manager, overseeing coal trading and essential goods. In 2004, Mr. Chen co-founded Fuli Real Estate Development Co. Ltd., driving the company’s growth through strategic development initiatives.

In 2014, Mr. Chen founded Hebei Jiujiukang Biotechnology Development Co. Ltd., focusing on biotechnology research and pharmaceutical production. Currently, as Chairman of Shenzhen Yihu Tea Technology Innovation Group Co. Ltd., he is working at the forefront of e-commerce and technology promotion, emphasizing innovation, adaptability, and delivering impactful results.

Dr. Lu brings a wealth of experience in financial leadership and strategic investment. She currently serves as Chief Financial Officer of Bowen Acquisition Corporation, a Nasdaq-listed company.

Dr. Lu’s extensive career also includes roles as Chief Investment Officer at New Hope Fertility Center, Managing Director and Chief Operating Officer at China Bridge Capital USA, and Executive Director at CIBC World Markets, focusing on corporate securities. Earlier in her career, she worked as a bank regulator at the Federal Reserve Bank of New York and served as a professor of economics at York University in Canada, specializing in macroeconomics and econometrics.

Dr. Lu holds a Ph.D. and M.A. in Economics from Western University in Canada, a Graduate Certificate in Economics from People’s University in China, and a B.A. in World Economy from Fudan University in China.

Sean Dollinger, CEO of LQR House, shared his enthusiasm “I have been incredibly impressed by the caliber of talent and leadership introduced to LQR House by David Lazar and Yilin Lu. Their strategic guidance has already begun shaping the future of the Company in exciting ways.

Welcoming Mr. Lijun Chen as Chairman and Dr. Jing Lu to our board is a significant milestone for LQR House. Their visionary leadership and multi-industry expertise are precisely what we need as we continue to expand and create value for our shareholders. I am thrilled to learn from these exceptional additions and see how their contributions will drive LQR’s growth and innovation in the years ahead.”

The Company believes that the addition of Mr. Chen and Dr. Lu underscores LQR House’s commitment to assembling a world-class leadership team poised to navigate the dynamic e-commerce and spirits markets. With their strategic vision and experience, the Company is well-positioned to continue its trajectory of growth and shareholder value creation.

Before the appointment Mr. Lijun Chen and Dr. Jing Lu to the board, Gary Herman and James Huber have officially resigned from the board of directors, expressing their confidence that the company is in excellent hands. LQR House extends its gratitude for their contributions and support and wishes them all the best in their future endeavors.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate the consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of over 550 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com